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                                                                EX-99.B(j)(A)(2)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Wells Fargo Funds Trust:

We hereby consent to the incorporation by reference in this Registration Statement for Wells Fargo Funds Trust on Form N-1A of our reports dated December 23, 2003, relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to Shareholders of the C&B Large Cap Value Portfolio, C&B Mid Cap Value Portfolio and C&B Tax-Managed Value Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the heading "Financial Highlights" in such Registration Statement.


/s/ KPMG LLP

KPMG LLP
Philadelphia, PA
July 23, 2004